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                                                                     Exhibit 8.1


                       [Letterhead of Giancarlo & Gnazzo]





                                  May 14, 1997



Sequoia Mortgage Funding Corporation
591 Redwood Highway
Suite 3100
Mill Valley, CA 94941


                Re:      Sequoia Mortgage Funding Corporation Shelf Registration


Ladies and Gentlemen:


     We have acted as your special tax counsel and have assisted in the preparation of the tax summary for the Shelf Registration Statement on Form S-3, dated May 14, 1997 (the "Registration Statement") which has been filed by Sequoia Mortgage Funding Corporation (the "Company") with the Securities and Exchange Commission the (the "SEC") in connection with the registration of certain Collateralized Mortgage Bonds (issuable in series) (the "Bonds").
Each series of Bonds will be issued by a trust (the "Issuer") formed by the Company pursuant to a deposit trust agreement (the"Deposit Trust Agreement") and pursuant to an indenture (the "Indenture") entered into by the Issuer. You have requested our opinion regarding certain descriptions of federal income tax consequences contained in the prospectus and prospectus supplement to be used in connection with offers and sales of the Bonds (the "Prospectus" and "Prospectus Supplement", respectively).


          In formulating our opinions, we have reviewed (i) the Registration Statement and the related forms of Prospectus and Prospectus Supplement filed with the SEC on the date hereof , (ii) the forms of the Deposit Trust Agreement, the Indenture and the Bonds and such other transaction documents as we have considered necessary, and (iii) the Articles of Incorporation and other organizational documents of the Company, as amended and supplemented to date, and such resolutions, certificates, records, and other documents provided by the Company as we have deemed necessary or appropriate as a basis for the opinions set forth below.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or other copies, and the authenticity of the originals of such copies.


         In rendering our opinions, we have assumed that the transactions described in or contemplated by the foregoing documents have been or will be consummated in accordance with such operative documents, and that such documents accurately reflect the material facts of such transactions. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of the underwriter and officers and other representatives of the Issuer or its affiliates. Our opinion is also based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities. The statutory provisions, regulations, and interpretations on which

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Sequoia Funding Corporation
May 14, 1997
Page 2



our opinion is based are subject to change, possibly retroactively. In addition, there can be no complete assurance that the Internal Revenue Service will not take positions contrary to those stated in our opinion.


         Subject to the qualifications and assumptions set forth herein, and based upon the application of the overall authorities to the facts of this transaction, we are of the opinion that for federal income tax purposes (i) the Bonds will be treated as indebtedness and not as an ownership interest in the Collateral, or an equity interest in the Issuer or in a separate association taxable as a corporation and (ii) the Issuer will not be classified as a taxable mortgage pool within the meaning of Section 7701(i) of the Internal Revenue Code.



         We are further of the opinion that, although the discussion in the Prospectus and the Prospectus Supplement under the heading "Federal Income Tax Consequences" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Bonds, such discussion constitutes in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Bonds under existing law. We note that the Prospectus Supplement relates to a specific transaction and that the above referenced description of "Federal Income Tax Consequences" may, under certain circumstances, require modification when additional transactions are done.


         Other than as expressly stated above, we express no opinion on any issue relating to the Company, or any series of Bonds other than the Bonds described in the Prospectus Supplement, under any law other than the federal income tax laws.



         We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to Giancarlo & Gnazzo, A Professional Corporation under the caption "Federal Income Tax Considerations" in the Prospectus and Prospectus Supplement included in the Registration Statement.



                                        Very truly yours,

                                        /s/ Giancarlo & Gnazzo

                                        Giancarlo & Gnazzo